Exhibit 99.1

Permex Petroleum Corporation Announces Resignation of Director

Dallas, Texas, September 13, 2023 – Permex Petroleum Corporation (CSE: OIL) (OTCQB: OILCF) (FSE: 75P) (“Permex” or the “Company”), a junior oil and gas company, announces that Scott Kelly has resigned as director of the Company.

Permex would like to thank Mr. Kelly for his contributions and wishes him well in his future endeavors.

Mehran Ehsan, President, CEO and a director of the Company states, “We all really enjoyed working with Scott Kelly and the experience he brought to the board of directors of the Company was greatly appreciated.”

About Permex Petroleum Corporation

Permex Petroleum (CSE: OIL) (OTCQB: OILCF) (FSE: 75P) is a uniquely positioned junior oil & gas company with assets and operations across the Permian Basin of West Texas and the Delaware Sub-Basin of New Mexico. The Company focuses on combining its low-cost development of Held by Production assets for sustainable growth with its current and future Blue-Sky projects for scale growth. The Company, through its wholly owned subsidiary, Permex Petroleum US Corporation, is a licensed operator in both states, and owns and operates on private, state and federal land. For more information, please visit www.permexpetroleum.com.

CONTACT INFORMATION

Permex Petroleum Corporation

Mehran Ehsan

President, Chief Executive Officer & Director

(214) 459-2782

Or for Investor Relations, please contact:

Brooks Hamilton

OILCF@mzgroup.us

CAUTIONARY DISCLAIMER STATEMENT:

The Canadian Securities Exchange has neither approved nor disapproved the contents of this press release.